Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products
Balchem Corporation Reports Record Third Quarter Sales of $197.9 Million, Net Earnings of $25.0 Million, GAAP EPS of $0.77, and Adjusted EPS of $0.92

New Hampton, NY, October 29, 2021 - Balchem Corporation (NASDAQ: BCPC) reported today record third quarter net earnings of $25.0 million for 2021, compared to net earnings of $21.6 million for the third quarter 2020, record third quarter adjusted net earnings(a) of $30.0 million, compared to $26.9 million in the prior year quarter, and record third quarter adjusted EBITDA(a) of $48.3 million, compared to $44.4 million in the prior year quarter.

Third Quarter 2021 Financial Highlights:
•Net sales were $197.9 million, an increase of $22.7 million, or 13.0%, compared to the prior year quarter, with record third quarter sales in all three segments: Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products.
•Adjusted EBITDA was $48.3 million, an increase of $3.9 million, or 8.8%, from the prior year.
•GAAP net earnings were $25.0 million, an increase of $3.4 million, or 16.0% from the prior year. These net earnings resulted in GAAP earnings per share of $0.77.
•Adjusted net earnings were $30.0 million, an increase of $3.1 million or 11.3% from the prior year. These adjusted net earnings resulted in adjusted earnings per share(a) of $0.92.
•The effective tax rate of 22.0% was 67 basis points lower than the prior year tax rate of 22.7%.
•Quarterly cash flows from operations were $39.6 million, an increase of $4.3 million from the prior year, with quarterly free cash flow(a) of $31.1 million compared to $28.3 million for the prior year quarter.

Recent Highlights:
•In the third quarter, the updated NRC publication Nutrient Requirements of Dairy Cattle was previewed and is expected to be officially published in December. The NRC committee of the Academy of Sciences reviewed all of the available research over the past 20 years and validated the beliefs that an effective source of rumen-protected Choline fed to dairy cows, before and after calving, will increase milk production and efficiency in the subsequent lactation cycle, while also reducing the incidence of several metabolic health disorders. This new NRC release clearly validates the importance of an efficacious encapsulated product such as Balchem’s ReaShure®.
•Within the Specialty Products segment, we started-up a new manufacturing line for our Metalosate® foliar applied plant nutrition products at Balchem’s existing complex in Marano, Italy. This new production capability in Europe will augment our existing North American production and will enhance our ability to serve the growing needs of our international customer base and strengthen the robustness of our supply chain capabilities.
•We have substantially completed our project to consolidate seven ERP systems into one; Microsoft Dynamics 365, with the recent go-live of our last major manufacturing site on the system. We now have near 100% of our revenues on the new system. We are extremely pleased with the completion of this project that was delivered on budget and on time, relative to the pandemic adjusted timeline.

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Ted Harris, Chairman, CEO, and President of Balchem said, “Our performance this quarter reflects the strength of our global market positions as well as the resilience of our business model. We delivered record third quarter sales in all three of our reporting segments as well as record earnings while facing an extraordinarily difficult macro-economic environment with global supply chain disruptions and input cost inflation.”

Mr. Harris added, “The Balchem team’s response to these challenges has been truly remarkable. I would like to thank each and every one of our over 1,300 employees for their contributions to these record results. We expect these macro-economic challenges, including global supply chain disruptions and input cost inflation, to continue to accelerate into the fourth quarter and next year, and mitigating these impacts will remain a key focus for the Balchem team.”

Results for Period Ended September 30, 2021 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$197,869	$175,140	$585,890	$522,931
Gross margin	60,934	56,368	179,108	167,079
Operating expenses	28,421	27,340	85,427	84,856
Earnings from operations	32,513	29,028	93,681	82,223
Other expense	428	1,121	1,594	3,853
Earnings before income tax expense	32,085	27,907	92,087	78,370
Income tax expense	7,072	6,339	20,932	15,909
Net earnings	$25,013	$21,568	$71,155	$62,461

Diluted net earnings per common share	$0.77	$0.66	$2.18	$1.92

Adjusted EBITDA(a)	$48,344	$44,427	$144,213	$130,683
Adjusted net earnings(a)	$29,975	$26,924	$88,819	$80,927
Adjusted net earnings per common share(a)	$0.92	$0.83	$2.72	$2.49

Shares used in the calculations of diluted and adjusted net earnings per common share	32,644	32,516	32,651	32,500

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the Third Quarter of 2021:
The Human Nutrition and Health segment generated record third quarter sales of $111.2 million, an increase of $7.6 million or 7.3% compared to the prior year quarter. The increase was primarily driven by strong sales growth within the minerals and nutrients business. Human Nutrition and Health generated record quarterly earnings from operations of $19.8 million, an increase of $2.3 million or 13.2%, compared to $17.5 million in the prior year quarter, primarily due to the aforementioned higher sales, favorable mix, and the timing of an insurance recovery, partially offset by higher manufacturing input costs and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $4.3 million and $5.0 million for the third quarter of 2021 and 2020, respectively, and $0.2 million of ongoing expense related to the flash flood event that occurred during the second quarter of 2021, adjusted earnings from operations(a) for this segment were $24.3 million, compared to $22.5 million in the prior year quarter.

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Balchem Corporation (NASDAQ:BCPC)
The Animal Nutrition and Health segment generated all-time record quarterly sales of $56.2 million, an increase of $9.8 million or 21.2% compared to the prior year quarter. The increase was the result of higher sales in both monogastric and ruminant animal markets. Third quarter earnings from operations for this segment of $7.4 million increased $0.4 million or 6.1% compared to $7.0 million in the prior year quarter, due to the aforementioned higher sales, partially offset by increases in manufacturing input costs and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.2 million for both the third quarter of 2021 and 2020, and $0.3 million of ongoing expense related to the flash flood event that occurred during the second quarter of 2021, adjusted earnings from operations for this segment were $7.8 million compared to $7.2 million in the prior year quarter.

The Specialty Products segment generated record third quarter sales of $27.6 million, an increase of $4.6 million or 20.0% compared to the prior year quarter, due to higher sales of products in both the plant nutrition business and the medical device sterilization market. Third quarter earnings from operations for this segment were $6.5 million, versus $5.3 million in the prior year comparable quarter, an increase of $1.1 million or 20.7%, primarily due to the aforementioned higher sales, partially offset by increases in manufacturing input costs and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the third quarter of 2021 and 2020 of $1.2 million and $1.5 million, respectively, adjusted earnings from operations for this segment were $7.7 million, compared to $6.9 million in the prior year quarter.
Consolidated gross margin for the quarter ended September 30, 2021 of $60.9 million increased by $4.6 million or 8.1%, compared to $56.4 million for the prior year comparable period. Gross margin as a percentage of sales was 30.8% as compared to 32.2% in the prior year period, a decrease of 139 basis points, primarily due to a significant increase in certain manufacturing input costs and distribution costs, partially offset by higher average selling prices. Operating expenses of $28.4 million for the quarter increased $1.1 million from the prior year comparable quarter, primarily due to higher selling expenses, driven by an increase in compensation-related costs, and an increase in research and development, partially offset by the timing of an insurance recovery. Excluding non-cash operating expenses associated with amortization of intangible assets of $5.9 million, operating expenses were $22.6 million, or 11.4% of sales.
Interest expense was $0.6 million in the third quarter of 2021. Our effective tax rates for the three months ended September 30, 2021 and 2020 were 22.0% and 22.7%, respectively. The decrease in the effective tax rate from the prior year was primarily due to higher tax benefits from stock-based compensation and the prior year being negatively impacted by clarifying regulations related to tax reform.
For the quarter ended September 30, 2021, cash flows provided by operating activities were $39.6 million, and free cash flow was $31.1 million. The $195.3 million of net working capital on September 30, 2021 included a cash balance of $90.0 million, which reflects repayments of the revolving debt of $15.0 million, and capital expenditures and intangible assets acquired of $8.6 million.

Ted Harris said, “The third quarter of 2021 was another very strong quarter for Balchem as we delivered record financial results while continuing to make good progress on our strategic growth initiatives.”

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Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call
A quarterly conference call will be held on Friday, October 29, 2021, at 11:00 AM Eastern Time (ET) to review third quarter 2021 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, November 12, 2021. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13724276.
Segment Information
Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2020. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Danielle Polanco, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Human Nutrition & Health	$111,200	$103,589	$327,187	$296,525
Animal Nutrition & Health	56,192	46,354	161,821	141,339
Specialty Products	27,615	23,003	89,645	79,193
Other and Unallocated (b)	2,862	2,194	7,237	5,874
Total	$197,869	$175,140	$585,890	$522,931

Business Segment Earnings Before Income Taxes:	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Human Nutrition & Health	$19,801	$17,499	$58,512	$45,131
Animal Nutrition & Health	7,442	7,011	16,059	21,485
Specialty Products	6,455	5,348	23,373	21,342
Other and Unallocated (b)	(1,185)	(830)	(4,263)	(5,735)
Interest and other expense	(428)	(1,121)	(1,594)	(3,853)
Total	$32,085	$27,907	$92,087	$78,370

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $305 and $1,005 for the three and nine months ended September 30, 2021, respectively, and $161 and $2,179 for the three and nine months ended September 30, 2020, respectively (refer to note 4 for descriptions of these charges), and (ii) Unallocated amortization expense of $604 and $1,812 for the three and nine months ended September 30, 2021, respectively, and $399 and $1,205 for the three and nine months ended September 30, 2020, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	September 30, 2021	December 31, 2020
	(unaudited)

Cash and Cash Equivalents	$90,013	$84,571
Accounts Receivable, net	110,711	98,214
Inventories	81,925	70,620
Other Current Assets	17,626	13,483
Total Current Assets	300,275	266,888

Property, Plant & Equipment, net	229,798	228,096
Goodwill	525,419	529,463
Intangible Assets with Finite Lives, net	101,283	121,660
Right of Use Assets	9,280	8,410
Other Assets	13,294	11,326
Total Assets	$1,179,349	$1,165,843

Current Liabilities	$104,926	$94,428
Revolving Loan	108,569	163,569
Deferred Income Taxes	51,332	51,359
Derivative Liabilities	4,944	11,658
Long-Term Obligations	20,500	16,596
Total Liabilities	290,271	337,610

Stockholders' Equity	889,078	828,233

Total Liabilities and Stockholders' Equity	$1,179,349	$1,165,843

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$71,155	$62,461
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	36,622	38,349
Stock compensation expense	8,809	6,755
Other adjustments	(2,231)	2,907
Changes in assets and liabilities	1,668	(7,932)
Net cash provided by operating activities	116,023	102,540

Cash flows from investing activities:
Capital expenditures and intangible assets acquired	(22,391)	(20,552)
Proceeds from insurance and sale of assets	1,272	22
Purchase of convertible note	—	(850)
Net cash used in investing activities	(21,119)	(21,380)

Cash flows from financing activities:
Proceeds from revolving loan	5,000	10,000
Principal payments on revolving loan	(60,000)	(65,000)
Principal payments on acquired debt	(118)	(112)
Proceeds from stock options exercised	6,351	8,179
Dividends paid	(18,704)	(16,704)
Purchase of treasury stock	(18,762)	(5,982)
Net cash used in financing activities	(86,233)	(69,619)

Effect of exchange rate changes on cash	(3,229)	1,754

Increase in cash and cash equivalents	5,442	13,295

Cash and cash equivalents, beginning of period	84,571	65,672
Cash and cash equivalents, end of period	$90,013	$78,967

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees, the fair valuation of acquired inventory, goodwill impairment, restructuring costs, and the expense related to a flash flood event. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

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Balchem Corporation (NASDAQ:BCPC)

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of adjusted gross margin
GAAP gross margin	$60,934	$56,368	$179,108	$167,079
Expense related to a flash flood event (1)	543	—	4,308	—
Inventory valuation adjustment (2)	—	—	—	208
Amortization of intangible assets and finance lease (3)	336	881	1,164	2,347
Adjusted gross margin	$61,813	$57,249	$184,580	$169,634

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$32,513	$29,028	$93,681	$82,223
Expense related to a flash flood event (1)	543	—	4,308	—
Inventory valuation adjustment (2)	—	—	—	208
Amortization of intangible assets and finance lease (3)	6,207	7,062	19,025	21,026
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	305	161	1,005	2,179
Goodwill impairment (5)	—	—	—	1,228
Adjusted earnings from operations	$39,568	$36,251	$118,019	$106,864

Reconciliation of adjusted net earnings
GAAP net earnings	$25,013	$21,568	$71,155	$62,461
Expense related to a flash flood event (1)	543	—	4,308	—
Inventory valuation adjustment (2)	—	—	—	208
Amortization of intangible assets and finance lease (3)	6,278	7,133	19,237	21,238
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	305	161	1,005	2,179
Goodwill impairment (5)	—	—	—	1,228
Income tax adjustment (6)	(2,164)	(1,938)	(6,886)	(6,387)
Adjusted net earnings	$29,975	$26,924	$88,819	$80,927

Adjusted net earnings per common share - diluted	$0.92	$0.83	$2.72	$2.49

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020.

Table 2
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income - as reported	$25,013	$21,568	$71,155	$62,461
Add back:
Provision for income taxes	7,072	6,339	20,932	15,909
Other expense	428	1,121	1,594	3,853
Depreciation and amortization	12,088	12,984	36,410	38,137
EBITDA	44,601	42,012	130,091	120,360
Add back certain items:
Non-cash compensation expense related to equity awards	2,895	2,254	8,809	6,708
Expense related to a flash flood event (1)	543	—	4,308	—
Inventory valuation adjustment (2)	—	—	—	208
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	305	161	1,005	2,179
Goodwill impairment (5)	—	—	—	1,228
Adjusted EBITDA	$48,344	$44,427	$144,213	$130,683

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and nine months ended September 30, 2021 and 2020.

Table 3
(unaudited)

	Three Months Ended September 30,
	2021	Effective Tax Rate	2020	Effective Tax Rate
GAAP Income Tax Expense	$7,072	22.0%	$6,339	22.7%
Impact of ASU 2016-09 (7)	491		189
Adjusted Income Tax Expense	$7,563	23.6%	$6,528	23.4%

	Nine Months Ended September 30,
	2021	Effective Tax Rate	2020	Effective Tax Rate
GAAP Income Tax Expense	$20,932	22.7%	$15,909	20.3%
Impact of ASU 2016-09 (7)	1,031		1,019
Adjusted Income Tax Expense	$21,963	23.9%	$16,928	21.6%

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and nine months ended September 30, 2021 and 2020.

Table 4
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$39,634	$35,360	$116,023	$102,540
Capital expenditures and capitalized ERP implementation costs	(8,559)	(7,096)	(22,106)	(19,843)
Free cash flow	$31,075	$28,264	$93,917	$82,697

(1) Expense related to a flash flood event: Expenses related to a flash flood event at our Verona, Missouri manufacturing site are expensed in our GAAP financial statements. We believe that excluding these costs from our non-GAAP financial measures is useful to investors because such expense is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(2) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Goodwill impairment: A goodwill impairment charge related to business formerly included in the Industrial Products segment is expensed in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(6) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(7) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and nine months ended September 30, 2021 and 2020, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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